Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S8 (Nos. 333- 212241, 333-183427, 333-150249 and 333-138702) of GSE Systems, Inc. of our report dated March 31, 2022, with respect to the consolidated financial statements of GSE Systems, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia
March 31, 2022